Exhibit 10.44
Indemnification Agreement
Dated 25 June 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in agreement
(SIG — Netherlands)

1. Definitions	3
2. Indemnification	4
3. Limitations on Indemnification	4
4. Indemnification Procedure	4
5. Severability	5
6. Governing law	5
7. Amendments	5

THIS Agreement is made on 25 June 2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à.r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).

B.	On 4 May 2010 RGHL indirectly acquired (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).

C.	In connection with the Acquisition, certain members of the Evergreen Group, RGHL and certain of its subsidiaries incurred additional debt, and the Existing Financing was supplemented and/or amended. The Netherlands Guarantor (as defined below) will, among other things, be required to do the following:

1.	enter into an indenture dated 4 May 2010 in respect of new unsecured notes due 2018 (the “2010 Notes”) issued by certain indirect subsidiaries of RGHL, including the provision of unsecured guarantees in respect of such notes;

2.	accede to, and provide guarantees and security in respect of, the 2009 Notes;

3.	accede to, and provide guarantees and security in respect of, the Senior Credit Facilities, including the additional debt incurred under the incremental facility agreement pursuant to Amendment No.2 and Incremental Term Loan Assumption Agreement dated 4 May 2010 (collectively, the “Bank Debt”);

4.	accede to, and provide subordinated guarantees in respect of, the 2007 Notes; and

5.	enter into certain intercreditor arrangements in respect of the 2010 Notes, the 2009 Notes, the Bank Debt and the 2007 Notes.
(collectively, the “Transactions”).

D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1. Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and
“Netherlands Guarantor” means the company listed in Part A of the Schedule to this Agreement.

2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantor in his or her capacity as a director of the Netherlands Guarantor on written instruction from a direct or indirect shareholder of the Netherlands Guarantor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
1.	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payment claims under such insurance policy; or

2.	to the extent that payment has or will be made to the relevant Indemnitee by the Netherlands Guarantor or any affiliate of Rank otherwise than pursuant to this Agreement.
4.	Indemnification Procedure
1.	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

2.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

3.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of clause 4.1 above.
5.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.

7.	Amendments

No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.
Rank Group Limited

By:	/s/ Graeme Hart
Graeme Hart
Position: Director
Address: 743 Riddell Rd, Glendowie, New Zealand, 1005

Schedule
Part A
Netherlands Guarantor
•	SIG Combibloc B.V.
Part B
List of Indemnitees
•	Jeroen Wiggers